                                                                    EXHIBIT 10.1

                                    AGREEMENT

      This non-exclusive Consultancy and Lock-Up Agreement ("Agreement") is made and effective this 1st day of october 2001, by and between Mannatech, Incorporated ("Company"), a Texas corporation with its principal place of business located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019 and Stan Fredrick ("Consultant") whose principal address is 3509 Wingren, Irving, Texas 75062.

                                   WITNESSETH:

      WHEREAS, Company is in the business of operating a network marketing company which sells a proprietary line of dietary supplements, cosmetics and over-the-counter products ("Products") and which compensates its distributors ("Associates") by a defined compensation plan;

      WHEREAS, in connection with the development of its business, Company is desirous of securing Consultant's unique expertise in the areas of the direct selling industry and business advice in general ("Consultancy"); and

      WHEREAS, Company intends to enter into a confidential relationship with the Consultant whereby the Consultant will acquire an intimate knowledge and access to Company's business and will obtain or has obtained specialized skills. Company will permit the Consultant to have access to and to utilize the business goodwill, cost and pricing information, Confidential Information (as defined herein) and various trade secrets of Company, including without limitation, marketing programs, business relationships, customer lists, business plans, financial data, privileged legal information and other compilations of information developed by Company and essential to its business;

      WHEREAS, the Consultant will be a key Consultant of Company and Company will provide or has provided the Consultant with access to such Confidential Information and trade secrets in reliance upon the Consultant entering into this Agreement;

      WHEREAS, the Consultant or a trust controlled by him will purchase, simultaneously with the execution of this Agreement, certain shares of Common Stock of the Company ("Common Stock") and Company desires to restrict sales of the Common Stock;

      WHEREAS, the Consultant has agreed to certain restrictions on the sale of shares of the Common Stock subject to the terms and conditions of this Agreement; and

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and upon the terms, conditions and provisions hereinafter set forth, Company and the Consultant do hereby agree as follows:


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

                                   ARTICLE I.
                             DUTIES AND COMPENSATION

1.1 Term. The term of this Agreement, unless otherwise modified in writing, is for a two (2) year calendar period, beginning September 30, 2001 and ending September 30, 2003 (the "Term"). The Term shall be extended automatically for an additional successive one (1) calendar year period as of each anniversary of the effective date after the initial term; provided however, that if either party shall give written notice to the other at least thirty days prior to such anniversary, then no such automatic extension shall occur and Consultant's obligations under this Agreement shall terminate on the day prior to such anniversary. Notwithstanding the foregoing, the Consultancy will remain in effect as long as Consultant owns the Common Stock.

1.2 Compensation. Consultant is engaged at an annual payment of $185,000 payable on a monthly basis in equal installments, the first payment being due upon execution hereof and all payments due in equal monthly installments thereafter.

1.3 Expenses. Company will reimburse the Consultant for the reasonable cost of any travel and/or incidental expenses for travel undertaken in pursuit of the Consultancy. The advance approval for travel, and subsequent reimbursement of expenses shall be made through the Chief Executive Officer ("CEO") and reimbursement shall occur in accordance with the Company Expenditure Procedure, which is attached hereto and incorporated herein as Exhibit "A" - "Policy".

1.4 Independent Contractor. The Parties agree that this Agreement shall not be considered an employment agreement nor is it an offer for employment. The relationship between Consultant and Company is that of independent contractor under a "work for hire" arrangement and that all work product developed by Consultant for the Company shall be deemed owned and assigned to Company in accordance with Article IV hereof. This Agreement is not authority for Consultant to act for Company as its agent or make commitments for the Company. Consultant will not be eligible for any employee benefits, nor will Company make deductions from fees to the consultant for taxes, insurance, bonds or the like. Consultant retains the discretion in performing the tasks assigned, within the scope of work specified.

1.5 Scope of Duties. The Consultant and Company agree that upon reasonable notice and mutual agreement as to each instance, his undertakings under the terms of this Agreement shall include, but not necessarily be limited to the following activities and other tasks as requested (hereinafter collectively referred to as "Services"):

      1.5.1 Avail himself to the CEO and Co-Chairmen or Chairman of the Board of Directors to provide counsel and business in the areas of corporate governance, sales and marketing;
      1.5.2 Provide business advice and share business expertise with the Board of Directors;
      1.5.3 Work with senior management of Company to promote and extend Company's business and help develop new business;
      1.5.4 Participate in presentations and the start-up phases of new projects;
      1.5.5 Use his best efforts to further public awareness of Company in the United States and overseas through speeches and/or promotion of Company and its products in general;


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

      1.5.6  Appear as a public speaker at Corporate-sponsored events;
      1.5.7 Meet with various high ranking Associates to provide various advice and intervention between Company and the sales force; and
      1.5.8 Act as advisor to the CEO and senior management team to provide industry trends and updates pertaining to direct selling industry.

The Consultant further agrees that:

      1.5.9 Under the terms of this Agreement and his Consultancy, he will not have any authority to act on behalf of Company in the areas of discussion, negotiation or execution of any contracts or agreements in an attempt to bind Company (or its subsidiaries) and will not purport the same to any third party. Any agreements, plans, proposals, programs, incentives or undertakings of Company must first be proposed to the Company Board of Directors and/or CEO (as the case may be) and approved by the same prior to any discussion with third-parties, including Company Associates. Any contracts, plans, programs, incentives or undertakings proposed by the Consultant and approved by the Board or CEO, as the case may be, will be submitted to the General Counsel in accordance with Corporate Procedure PLE01002, or any other policy applicable to this provision as required by the Company in its Policies and Procedures as added to, modified, or deleted from time-to-time.
      1.5.10 During the term of this Agreement, the Consultant agrees that neither he nor any family member (such to be defined as one residing in the same household) operate or participate in the operation of a Company Associate position in any manner whatsoever.
      1.5.11 Consultant agrees to perform diligently and to the best of Consultant's abilities the duties and services appertaining to such Consultancy, as well as such additional duties and services appropriate to such Consultancy or as shall be designated by the Board of Directors upon which the Parties may mutually agree from time-to-time. The Consultant also agrees that his Consultancy is subject to the current and future policies and procedures maintained and established by Company. The Consultant shall devote his best efforts, ability and attention to the business of Company and the performance of the Consultant's duties as contemplated herein.
      1.5.12 Consultant acknowledges and understands that from time to time the Consultant's duties may require the Consultant to work on-site and/or at a non-company location. In such instance, the Consultant agrees to comply with all of the policies, procedures and directives relevant to working at such non-company location.
      1.5.13 During the term of this Agreement, the Company may in the event of a vacancy on the Board of Directors, consider the Consultant for possible candidacy for such vacancy and may submit the Consultant's name to the Nominating Committee, pursuant to any guidelines established by such Nominating Committee of the Board of Directors for consideration, in filling any such vacant if such seat is vacant.


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

                                   ARTICLE II
                                LOCK-UP AGREEMENT

2.1 Lock-Up Period. Except as contemplated in this Agreement, Consultant hereby agrees during the term of this Consultancy Agreement (the "Lock-Up Period"), he will not offer, sell, assign, pledge, transfer, hypothecate, contract to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, and except to a family member or family controlled trust, upon prior written notification to the Company, any of the Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Company. Any securities received upon exercise of options granted to Consultant will also be subject to the provisions set forth in this Article II. Consultant agrees and consents to the entry and stop transfer instructions with Company's transfer agent against any transfer of shares of Common Stock held directly or indirectly by Consultant not in compliance with this Agreement.

2.2.  Extended Lock-Up. The restrictions and obligations of Consultant under
      Section 2.1 shall be extended without any further action (the "Extended Lock-Up Period") in the event the Consultancy Agreement is extended pursuant to the terms of Section 1.1 hereof. The Lock-Up shall be extended so long as the Company continues to pay the Consultant in accordance with
      Section 1.2 hereof or until the Company makes a secondary offering of its common stock.

                                  ARTICLE III.
                      NON-COMPETITION and NON-SOLICITATION

3.1 Non-Competition. To the full extent permitted by law, the Consultant will not for a period of one (1) year following the termination of this
      Agreement:

      3.1.1 Attempt to cause any person, firm or corporation, which is a customer of or has a contractual relationship with Company (including its Associates) at the time of termination of this Agreement to terminate such relationship with Company. This provision shall apply regardless of whether such customer has a valid contractual arrangement with Company;
      3.1.2 Attempt to cause any employee of Company to leave such employment;
      3.1.3 Engage any person who was an employee of Company at the time of the termination of this Agreement or cause such person otherwise to become associated with the Consultant or with any other person, corporation, partnership or other entity with which the Consultant may thereafter become associated; or

      3.1.4 Engage in any activity or perform any services competitive with any business conducted by Company, and in any country in which Company operates, at the time of execution of this Agreement other than duties that occur under the course of his current business in which he participates, of which he has fully disclosed to the Company, as indicated and attached hereto as Exhibit "B", upon the execution of this Agreement.

            As set forth above, the Consultant acknowledges that the foregoing non-competition and non-solicitation covenants are ancillary to or a part of an otherwise enforceable agreement, such being the general agreement of this Consultancy and its related agreements concerning confidentiality and non-disclosure of Confidential Information and non-solicitation. The Consultant acknowledges that at the time that this non-competition covenant is made, that the limitations as to time defined herein and that the limitations as to geographic area are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Company.

3.2 Consultant agrees that in the highly competitive business in which Company is engaged, personal contact is of primary importance in securing new and retaining present Associates and customers. The Consultant also agrees that Company has a legitimate interest in maintaining its relationships with its Associates and customers and that it would be unfair for the Consultant to solicit the business of Company's Associates and customers in relation to the Company's current business and exploit the personal relationships that he develops with Company's Associates and customers by virtue of his access to them as a result of this Consultancy.

3.3 Consultant shall be bound by and abide by all reasonable policies and procedures of Company that are within the scope of his Consultancy and that are in effect during the term of his Consultancy.

3.4 Consultant acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Company. In keeping with these duties, Consultant shall make full disclosure to Company of all business opportunities pertaining to Company's present business and shall not appropriate for Consultant's own benefit business opportunities concerning such business.

3.5 The Parties agree that during the term of this Agreement and thereafter, they will not disparage each other or their respective Affiliates.

3.6 Irrespective of the term of this Agreement, and in consideration of the promises specified in Article II of this Agreement, Company agrees as follows:

      3.6.1 To provide specialized training as specified herein; and
      3.6.2 To provide the Consultant with access to Company's software and files, records, marketing procedures, processes, computer programs, compilations of information, records, Associate and client requirements, pricing techniques, lists, formulae, lists identifying Associates, partners, potential investors, methods of doing business and other Confidential Information, as defined in Article III hereof, which is regularly used in the operation of the business of Company.


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

3.7 Nothing contained herein shall prevent the Consultant from undertaking or continuing business interests and endeavors that do not directly relate to the Company's present business, that he has upon execution hereof and/or making financial investments as he sees fit.

                                   ARTICLE IV.
                            CONFIDENTIAL INFORMATION

4.1 During the course of the Consultancy the Consultant will be given access to Company's Confidential Information concerning Products and the business operations of Company.

4.2 The Consultant acknowledges that in the further course of the Consultancy with Company, the Consultant will gain a close, personal and special influence with Company's customers and will be acquainted with all of Company's business, particularly Company's Confidential Information concerning the business of Company and its affiliates.

4.3 For purposes of this Agreement "Confidential Information" shall mean and include information disclosed to the Consultant or known by the Consultant through the Consultant's consultancy with Company, not generally known in Company's industry, or otherwise known to Consultant or received from a source other than the Company about Company's products, processes and services, including but not limited to information concerning inventions, trade secrets, research and development, as well as all data or information concerning customers (including, Associates), customer lists (including downline reports and similar reports of business activities and relevant information concerning persons who conduct the same), prospect lists, mailing lists, sales leads, contracts, financial reports, sales, purchasing, price lists, product costs, marketing programs, marketing plans, business relationships, business methods, accounts payable, accounts receivable, accounting procedures, control procedures and training materials.

4.4 The Consultant recognizes that his position with Company is one of the highest trust and confidence by reason of the Consultant's access to the Confidential Information and the Consultant agrees to use his best efforts and will exercise utmost diligence to protect and safeguard the Confidential Information. In this respect, the Consultant agrees that fulfilling the obligations of this Article IV is part of the Consultant's responsibilities with Company for which the Consultant has been retained as a Consultant and for which the Consultant will receive consideration therefor.

4.5 Except as may be required by Company in connection with and during the Consultancy with Company, or with the express written permission of Company, the Consultant shall not, either during his work as a Consultant with Company or at any time thereafter, directly or indirectly, download, print out, copy, remove from the premises of Company, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information of Company, its customers, contractors, or any other person or entity with which Company has a business relationship.

4.6 Consultant agrees that all files, memoranda, data, notes, records, drawings, charts, graphs, analyses, letters, reports or other documents or similar items made or compiled by the Consultant, made available to him or otherwise coming into his possession during the Consultancy concerning any process, apparatus or products manufactured, sold, used, developed, investigated or considered by Company concerning the Confidential Information or concerning any other business or activity of Company shall remain at all


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

      times the property of Company and shall be delivered to Company upon termination of this Agreement or at any other time upon request.

4.7 The Consultant agrees that during the term of this Agreement or upon termination thereof, and if requested by Company to do so, he will sign an appropriate list of any and all Confidential Information of Company of which he has knowledge about or which he has acquired information.

4.8 The Consultant acknowledges that the violation of any of the provisions of this Section 4 will cause irreparable loss and harm to Company which cannot be reasonably or adequately compensated by damages in an action at law, and accordingly, Company will be entitled, without posting bond or other security, to injunctive and other equitable relief to enforce the provisions of this Section 4; but no action for any such relief shall be deemed to waive the right of Company to an action for damages.

                                    ARTICLE V
                         RESULT OF CONSULTANT'S SERVICES

5.1 Company will be entitled to and will own all the results and proceeds of the Consultant's services under this Agreement, including without limitation, all rights throughout the world to any copyright, patent, trademark or other right and to all ideas, inventions, products, programs, procedures, formats and other materials of any kind created or developed or worked on for the Company by the Consultant during his consultancy with Company; the same shall be the sole and exclusive property of Company; and the Consultant will not have any right, title, or interest of any nature or kind therein. Without limiting the foregoing, it will be presumed that any copyright, patent, trademark or other right and any idea, invention, product, program, procedure, format or material created, developed or worked on by the Consultant for the Company at any time during the term of this Agreement will be a result or proceed of his services under this Agreement. The Consultant will take such action and execute such documents as Company may request to warrant and confirm Company's title to and ownership of all such results and processes and to transfer and assign to Company any rights which he may have therein. The Consultant's right to any compensation under this Agreement will not constitute a lien on any results or proceeds of the Consultant's services under this Agreement.

5.2 During the term of this Agreement and without further remuneration, Company shall have the right to use the Consultant's name, voice, likeness, and similar characteristics for the purposes of advertising, promoting, selling and otherwise merchandising the Company for which services are retained under this Agreement in the United States and all other countries in which Company conducts business. During the term of this Agreement, Company shall be the sole owner and have use and control of all promotional materials and trade literature ("Promotional Materials") produced for Company bearing the Consultant's image, likeness, voice or name. Company shall be free to dispose of and treat in any way all Promotional Materials as contemplated hereby, including but not limited to selling, advertising, distributing, and permitting use in other mediums with prior approval of the Consultant, of which, such approval shall not be unreasonably withheld.


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

                                   ARTICLE VI
                                   TERMINATION

This Agreement shall become null and void, and no further payment obligations shall become due upon the death of the Consultant.

                                   ARTICLE VII
                                  MISCELLANEOUS

7.1 Future Agreement. Should this Agreement expire in accordance with its terms, the Parties may choose to renew this Agreement on mutually agreed upon terms and conditions, such to be governed by a separate agreement.

7.2 Enforcement. It is the express intention of the Parties to this Agreement to comply with all laws applicable to the covenants and provisions contained in this Agreement. If any of the covenants contained in this Agreement are found to exceed in duration or scope permitted by law, it is expressly agreed that such covenant may be reformed or modified by the award or decree of an arbitrator, if applicable ("Reformation"). The Reformation shall be governed by a final judgment of a court of competent jurisdiction or other lawful constituted authority, as the case may be, to reflect a lawful and enforceable duration or scope, and such covenant automatically shall be deemed to be amended and modified so as to comply. If any one or more of the provisions contained herein shall for any reason be held invalid, illegal or unenforceable in any respect, even after formation, such invalidity, illegality or unenforceability shall not affect the enforceability or validity of any other provision contained in this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.3 Adequacy of Consideration; Separate Agreements. The Consultant agrees that the agreements, non-competition agreements, nondisclosure agreements, and non-solicitation agreements set forth herein each constitute separate agreements, independently supported by good and adequate consideration and shall be severable from the other provisions of this Agreement and shall survive the termination thereof.

7.4   Representation and Warranties. Consultant represents and warrants that:

      7.4.1 Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant's undertaking this relationship with Company;
      7.4.2 With respect to Article II hereof, all of the shares of Common Stock held by Consultant are owned of record and beneficially by Consultant and that Consultant owns such Common Stock free and clear of any claims, liens, encumbrances, pledges, security interests or other arrangements or restriction whatsoever, except for such legend and related transfer restrictions as required under the Securities Act of 1933, as amended;
      7.4.3 The performance of the Services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party;


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

      7.4.4 The Consultant will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity;
      7.4.5 The Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement except those enterprises otherwise disclosed in section 3.1.4 hereof.

7.5 Agreement to Perform Necessary Acts. Consultant agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

7.6 Compliance with Law. In connection with his services rendered hereunder, Consultant agrees to abide by all federal, state, and local laws, ordinances and regulations.

7.7 Injunctive Relief. The Consultant recognizes and acknowledges that damages in the event of his breach of certain provisions of this Agreement would be inadequate, and the Consultant agrees that Company, in addition to all other remedies it may have, shall have the right to injunctive relief via arbitration if there is a breach by the Consultant of any one or more of the provisions contained in Articles III and IV hereof.

7.8 Arbitration. Arbitration, including the right to invoke injunctive relief and any emergency relief or measures provided for, shall be the exclusive remedy for any and all disputes, claims or controversies, whether statutory, contractual or otherwise, between Company and the Consultant concerning the Consultancy or the termination thereof. In the event either party provides a Notice of Arbitration of Dispute to the other party, Company and the Consultant agree to submit such dispute or controversy, whether statutory or otherwise, to an arbitrator or arbitrators selected from a panel of arbitrators of the American Arbitration Association located in Dallas, Texas. The effective rules at the time of the commencement of the Commercial Arbitration of the American Arbitration Association shall control the arbitration. In any arbitration proceeding conducted subject to these provisions, the arbitrator(s) is/are specifically empowered to decide any question pertaining to limitations, and may do so by documents or by a hearing, in his or her sole discretion. In this regard, the arbitrator may authorize the submission of pre-hearing motions similar to a motion to dismiss or for summary adjudication for the purposes of consideration in this matter. The arbitrator's decision will be final and binding upon the Parties. The Parties further agree to abide by and perform any award rendered by the arbitrator. Each party in such proceeding shall pay its own attorney's fees. In rendering the award, the arbitrator shall state the reasons therefor, including any computations of actual damages or offsets, if applicable.

7.9 Notices. Notices required to be given under this Agreement shall be in writing and shall be deemed to have been given and received when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by overnight delivery service to the address as first written above.

7.10 No Agency. This Agreement does not constitute a joint venture or partnership of any kind between Company and the Consultant.

7.11 Assignment. In the event the Consultant assigns the Common Stock to a family member or trust ("Assignee") as contemplated in Section 2.1, the Assignee, its


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

      successors, representatives and assigns, whether individually and/or collectively, shall be bound by all of the terms and conditions of this Agreement.

7.12 Waiver. A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or any breach of such term or condition.

7.13 Authority. The Parties represent that they have full capacity and authority to grant all rights and assume all obligations they have granted and assumed under this Agreement.

7.14 Captions. The headings of the sections in this Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or place constriction upon any of the provisions of this Agreement.

7.15 Governing Law. The Parties hereto agree that this Agreement shall be governed by the laws of the State of Texas without regard to the conflicts of law principles. The Parties further agree that exclusive jurisdiction and venue to enforce the arbitration provisions of this agreement shall be in a state or federal court of appropriate jurisdiction in Dallas County, Texas. Each party consents to personal jurisdiction in Dallas County, Texas, for any action to enforce arbitration including any further rules provided for emergency or extraordinary relief, as to this Agreement.

7.16 Disclosure. Each of the Parties agree to keep confidential the specific terms of this Agreement, and shall not disclose the terms of this Agreement to any person except the financial, tax and legal advisors of the other (and the Board of Directors of Company) unless required to disclose the same to others by legal process, in which event the Party so ordered shall first give notice to the other Party and an opportunity to seek a protective order. This Agreement may be disclosed or appended, as an exhibit to any securities filing required to be made by Company. However, after having been so disclosed or appended, the Consultant shall have no further duty of confidentiality concerning this Agreement, as set forth in this paragraph.

7.17 Approvals and Consents. This Agreement is subject to the approval of the Board of Directors and the Compensation Committee of Company.

7.18 Consultant Acknowledgement. The Consultant affirms and attests by signing this Agreement that he has read this Agreement before signing it and that he fully understands its purposes, terms, and provisions, which he hereby expressly acknowledges to be reasonable in all respects. The Consultant further acknowledges receipt of one (1) copy of this Agreement.

7.19 Counterparts. This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which will constitute one and the same instrument.


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

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto, effective as of the 30th day of September, 2001.

CONSULTANT:

/s/ J. Stanley Fredrick
------------------------------------
Stan Fredrick


COMPANY:

MANNATECH, INCORPORATED
A Texas Corporation


By:  /s/ Stephen D. Fenstermacher
     -------------------------------
     Stephen D. Fenstermacher
Its: Chief Financial Officer


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